For More Information Please Contact:	FOR IMMEDIATE RELEASE
David Carlson
Executive Vice President and
Chief Financial Officer
LaCrosse Footwear, Inc.
(503) 766-1010 (ext. 1331)

LACROSSE FOOTWEAR ANNOUNCES EARNINGS OF 19 CENTS PER SHARE FOR
THE FOURTH QUARTER OF 2003 AND 44 CENTS PER SHARE FOR THE YEAR 2003

Portland, Ore. — (February 11, 2004) LaCrosse Footwear, Inc. (Nasdaq/NMS: BOOT) today reported results for the fourth quarter and year ended December 31, 2003.

Fourth Quarter Highlights:

•	Consolidated net sales increased to $27.3 million, from $25.8 million in the fourth quarter of 2002, an increase of 5.8%.

•	Consolidated net income increased to $1.1 million, or $0.19 per share, compared to consolidated net income of $0.8 million, or $0.14 per share, in the fourth quarter of the prior year, an increase of 35.3%.

•	Gross margins improved to 31.1%, as compared to 28.2% in the fourth quarter of 2002, an improvement of 290 basis points.

•	Notes payable and long-term debt declined to $7.5 million from $12.8 million from a year ago, a decrease of 41.2%.

Year-End Financial Highlights:

•	Consolidated net income for the year 2003 increased to $2.6 million, or $0.44 per share, compared to a consolidated net loss of $5.1 million, or $0.87 per share, for the prior year.

•	Gross margins were up 400 basis points over the previous year to 30.8% in 2003, from 26.8% in 2002 due to improvements in the Company’s sourcing capabilities, lowered manufacturing variances, elimination of low-margin product categories and a reduction in sales of lower-margin products.

•	Operating expenses decreased by 14.5% in 2003 to $25.8 million in 2003, from $30.2 in 2002, due to consolidation of company functions from several facilities to locations in Portland, Oregon and La Crosse, Wisconsin and leveraging internal systems and operating efficiencies.

Fourth Quarter Detail:

Net sales for the quarter ended December 31, 2003 increased $1.5 million, or 5.8%, to $27.3 million from $25.8 million from the same period in 2002.

•	Retail Channel: Net sales for the retail channel of the LaCrosse® brand improved 1.2%, and net sales for the Danner® brand improved 25.4% over the same period last year. The increase in sales for the LaCrosse brand was driven by stronger sales in the rubber boot categories. The increase for the Danner brand was primarily related to improved product offerings for the hunting and uniform markets.

•	Safety and Industrial Channel: Net sales for the Safety and Industrial channel of distribution declined by 11.0% from the fourth quarter of the previous year. The decrease was driven by a strategic reduction of lower-margin products, a reduction in the number of products being offered for sale in the private label and mass-merchant markets and the strategic elimination of low-margin accounts.

Gross profit for the quarter ended December 31, 2003 increased to $8.5 million, or 31.1% of net sales, from $7.3 million, or 28.2% of net sales, for the fourth quarter of 2002. Gross margins as a percent of net sales have improved due to an increase in sales of new, more profitable products, the elimination of lower-margin product lines and the strategic elimination of lower-margin accounts.

Operating expenses increased $0.5 million, or 7.6%, to $7.1 million for the quarter ended December 31, 2003 compared to $6.6 million for the same period a year ago. The increase in operating expenses for the quarter ended December 31, 2003 is due mainly to an increase in compensation-related costs of $0.2 million. In addition, during the fourth quarter of 2002, expenses were reduced by a curtailment gain of $0.4 million related to the postretirement plan.

•	Inventories as of December 31, 2003 have increased by $0.6 million compared to inventories at December 31, 2002. Trade accounts receivable declined by $1.9 million from the same period a year ago due to continued improved collections. Prepaid expenses and refundable income taxes declined by $3.0 million due primarily to the receipt of an income tax refund, a result of the tax provisions enacted as part of the Job Creation and Worker Assistance Act of 2002. Goodwill and other assets declined by $1.0 million primarily due to the redemption of cash surrender value of certain life insurance policies. Reduced receivables, prepaid expenses, refundable income taxes, and cash generated from net income over the past year contributed to the reduction of $5.3 million in notes payable and long-term debt from the end of 2002.

“We are very encouraged to see the improvements in profitability and other key financial measures for 2003. In addition, we are pleased with our successful transition from a traditional manufacturer to a brand and sourcing model,” said Joseph P. Schneider, President and CEO of LaCrosse Footwear, Inc. “Looking forward, we are encouraged by positive dealer responses to our Spring product lines and fulfilling the GSA delivery order to the U.S. military. We continue to be focused on growing the Company through innovative product, compelling marketing and superior customer support,” he said.

Forward-Looking Statements

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that forward looking statements such as statements of the Company’s anticipated revenue and earnings are dependent on a number of factors that could affect the Company’s operating results and could cause the Company’s actual future results to differ materially from any results indicated in this release or in any forward-looking statements made by, or on behalf of the Company, including, but not limited to:

•	Consumer demand for outdoor footwear.

•	Weather and its impact on the demand for outdoor footwear.
•	Dealer inventory levels.
•	Company inventory levels, including (i) inventory levels required for foreign-sourced product and the related need for accurate forecasting and (ii) the limited ability to resupply dealers for fill-in orders for foreign-sourced product.
•	Potential problems associated with the manufacture, transportation and delivery of foreign-sourced product.
•	United States and/or foreign trading rules, regulations and policies, including export/import regulations and regulations affecting manufacturers and/or importers.

•	General domestic economic conditions, including interest rates and foreign currency exchange rates.

The Company cannot provide any assurance that future results will meet expectations. Results could differ materially based on various factors, including Company performance and market conditions. In addition, historical information should not be considered an indicator of future performance. Additional factors may be detailed in LaCrosse Footwear’s Annual Report on Form 10-K for the year ended December 31, 2002. The Company has no obligation to update or revise forward-looking statements to reflect the occurrence of future events or circumstances.

LaCrosse Footwear is a leader in the design and development of premium quality protective footwear and rainwear under the LaCrosse, Danner and Rainfair brands. For more information about LaCrosse Footwear products, please consult our internet websites at http://www.lacrossefootwear.com, http://www.danner.com and http://www.lacrossesafety.com.

For additional investor information, see our website at http://www.lacrossefootwearinc.com.

LaCrosse Footwear, Inc.
SELECTED FINANCIAL DATA
(Amounts in thousands, except per share amounts)

Condensed Consolidated Statements of Operations

	Quarter Ended		Year Ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Net sales	$27,325	$25,834	$95,687	$97,785
Cost of goods sold	18,823	18,543	66,201	71,574

Gross profit	8,502	7,291	29,486	26,211
Operating expenses	7,102	6,599	25,820	30,210

Operating income (loss)	1,400	692	3,666	(3,999)
Non-operating expenses, net	(265)	(391)	(1,036)	(1,597)

Income (loss) before income taxes	1,135	301	2,630	(5,596)
Income tax benefit	--	(538)	--	(1,538)

Net income (loss) before cumulative effect of
accounting change	1,135	839	2,630	(4,058)
Cumulative effect of change in
accounting principle - goodwill	--	--	--	(1,028)

Net income (loss)	$1,135	$839	$2,630	$(5,086)

Net income (loss) per common share, basic	$0.19	$0.14	$0.45	$(0.87)
Net income (loss) per common share, diluted	$0.19	$0.14	$0.44	$(0.87)
Weighted average shares outstanding:
Basic	5,875	5,874	5,874	5,874
Diluted	6,006	5,874	5,939	5,874

Condensed Consolidated Balance Sheets

	December 31, 2003	December 31, 2002
ASSETS:
Cash and cash equivalents	$--	$--
Accounts receivable - net	13,412	15,302
Inventories	24,042	23,460
Refundable income taxes	--	2,888
Prepaid expenses and other assets	1,415	1,519

Total current assets	38,869	43,169
Property and equipment, net	4,644	4,979
Goodwill and other assets	11,728	12,697

Total Assets	$55,241	$60,845

LIABILITIES & EQUITY:
Current portion of long-term debt	$2,219	$1,611
Notes payable, bank	5,319	8,378
Accounts payable and accrued liabilities	5,578	7,573

Total current liabilities	13,116	17,562
Long-term debt, less current maturities	--	2,821
Other long-term liabilities	4,249	5,373
Total shareholders' equity	37,876	35,089

Total Liabilities and Equity	$55,241	$60,845

END